UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Health Management Associates, Inc.

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HEALTH MANAGEMENT ASSOCIATES COMMENTS ON INSTITUTIONAL SHAREHOLDER

SERVICES REPORT

NAPLES, FLORIDA (August 8, 2013) - Health Management Associates, Inc. (NYSE: HMA) issued the following comment in response to the report issued by Institutional Shareholder Services with respect to the consent solicitation initiated by Glenview Capital Partners, L.P.:

“We have reviewed ISS’s report which was just issued, but, for all the reasons publicly articulated, strongly disagree with and are disappointed by ISS’s recommendation with respect to Glenview’s consent solicitation to remove all of the members of the Board. The Board believes that it is critical and in the best interest of shareholders and HMA for there to be some continuity on the Board given, among other things, the ongoing government investigations, the management transition and the pending transaction with Community Health Systems, Inc. HMA is willing to add all of Glenview’s nominees to the Board provided that Glenview is willing to retain 2 to 3 members of the HMA Board to ensure continuity and an orderly transition.

“The HMA Board recommends that shareholders NOT sign Glenview’s gold consent card and reject Glenview’s proposal to replace the entire Board.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “intends,” “plans,” “may,” “pending,” “continues,” “should,” “could” and other similar words. All statements addressing operating performance, events or developments that Health Management Associates, Inc. expects or anticipates will occur in the future, including but not limited to projections of revenue, provisions for doubtful accounts, income or loss, capital expenditures, debt structure, principal payments on debt, capital structure, the amount and timing of funds under the meaningful use measurement standard of various Healthcare Information Technology incentive programs, other financial items and operating statistics, statements regarding our plans and objectives for future operations, the impact of changes in observation stays, our ability to achieve process efficiencies, factors we believe may have an impact on our deductibles and co-pays, acquisitions, acquisition financing, divestitures, joint ventures, market service development and other transactions, statements of future economic performance, statements regarding our legal proceedings and other loss contingencies (including, but not limited to, the timing and estimated costs of such matters), statements regarding market risk exposures, statements regarding our ability to achieve cost efficiencies and/or reductions, statements regarding the effects and/or interpretations of recently enacted or future health care laws and regulations, statements regarding the potential impact of health care exchanges, statements of the beliefs or assumptions underlying or relating to any of the foregoing statements, and statements that are other than statements of historical fact, are considered to be “forward-looking statements.”

Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Health Management Associates, Inc.’s most recent Annual Report on Form 10-K, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of Health Management Associates, Inc.’s underlying beliefs or assumptions prove incorrect, actual results could vary materially from those currently anticipated. In addition, undue reliance should not be placed on Health Management Associates, Inc.’s forward-looking statements. Except as required by law, Health Management Associates, Inc. disclaims any obligation to update its risk factors or to publicly announce updates to the forward-looking statements contained in this press release to reflect new information, future events or other developments.

Important Additional Information and Where to Find It

Health Management Associates, Inc. (“Health Management”) and its directors and executive officers are deemed to be participants in the solicitation of consent revocations from Health Management stockholders in connection with the consent solicitation conducted by Glenview Capital Partners, L.P. and certain of its affiliates. Health Management filed, on July 19, 2013, a definitive consent revocation statement with the SEC in response to the consent solicitation conducted by Glenview Capital Partners, L.P. and certain of its affiliates. STOCKHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT AND ACCOMPANYING WHITE CONSENT REVOCATION CARD (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HEALTH MANAGEMENT WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Information about Health Management executive officers and directors, and their direct or indirect interests, by security holdings or otherwise, is set forth (i) in the definitive consent revocation statement, (ii) in the proxy statement for Health Management’s 2013 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2013, and (iii) in other materials to be filed with the SEC. Investors and securityholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Health Management with the SEC may be obtained free of charge by contacting Health Management at Health Management, Attn: Investor Relations (239)598-3131.Health Management’s filings with the SEC are also available on its website at ir.hma.com.

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